HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION  [7/11/06]

[$835,975,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – 45 Year Amortization Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	893
Total Outstanding Loan Balance	$184,825,872*	Min	Max
Average Loan Current Balance	$206,972	$39,285	$782,063
Weighted Average Original LTV	77.9%
Weighted Average Coupon	7.61%	5.99%	11.00%
Arm Weighted Average Coupon	7.55%
Fixed Weighted Average Coupon	7.88%
Weighted Average Margin	6.58%	4.99%	9.75%
Weighted Average FICO (Non-Zero)	645
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	81.6%
% Fixed	18.4%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$190,612,000] of the total [$850,000,100] deal collateral will consist of loans which initially amortize over a 45 year schedule.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.99 - 6.00	7	2,158,462	1.2	6.00	76.9	693
6.01 - 6.50	41	10,765,334	5.8	6.41	74.6	680
6.51 - 7.00	138	34,607,588	18.7	6.87	75.5	653
7.01 - 7.50	223	46,162,295	25.0	7.32	77.4	653
7.51 - 8.00	232	47,364,556	25.6	7.82	77.9	642
8.01 - 8.50	123	22,570,539	12.2	8.30	79.2	627
8.51 - 9.00	79	14,358,575	7.8	8.79	81.8	617
9.01 - 9.50	33	4,773,672	2.6	9.31	83.4	602
9.51 - 10.00	9	1,379,790	0.7	9.71	93.8	623
10.01 - 10.50	5	486,039	0.3	10.25	94.6	610
10.51 - 11.00	3	199,022	0.1	10.87	100.0	594
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
502 - 525	1	84,970	0.0	8.25	22.7	502
526 - 550	12	2,482,836	1.3	8.78	72.8	545
551 - 575	28	5,305,613	2.9	8.32	76.8	565
576 - 600	121	20,084,430	10.9	8.19	78.0	588
601 - 625	238	43,668,885	23.6	7.54	79.0	613
626 - 650	197	39,557,962	21.4	7.63	78.5	639
651 - 675	129	30,241,096	16.4	7.57	77.7	663
676 - 700	85	22,176,903	12.0	7.31	76.8	689
701 - 725	40	9,244,216	5.0	7.19	77.4	712
726 - 750	23	6,352,656	3.4	7.45	77.6	737
751 - 775	10	2,973,296	1.6	7.10	77.8	763
776 - 800	7	2,311,752	1.3	6.91	75.5	782
801 - 809	2	341,258	0.2	7.25	75.0	804
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
39,285 - 50,000	2	89,273	0.0	8.77	89.0	638
50,001 - 100,000	149	12,041,468	6.5	8.15	80.0	626
100,001 - 150,000	214	26,845,902	14.5	7.76	79.0	628
150,001 - 200,000	178	30,833,167	16.7	7.71	78.4	636
200,001 - 250,000	122	27,348,911	14.8	7.66	77.8	639
250,001 - 300,000	60	16,384,430	8.9	7.40	77.5	655
300,001 - 350,000	50	16,245,277	8.8	7.23	76.8	660
350,001 - 400,000	39	14,527,636	7.9	7.56	77.7	646
400,001 - 450,000	20	8,567,883	4.6	7.39	77.2	640
450,001 - 500,000	20	9,468,295	5.1	7.29	77.8	670
500,001 - 550,000	15	7,719,564	4.2	7.59	77.7	680
550,001 - 600,000	15	8,685,050	4.7	7.51	76.3	659
600,001 - 650,000	3	1,876,235	1.0	7.65	75.9	682
650,001 - 700,000	4	2,688,920	1.5	7.84	75.0	630
700,001 - 750,000	1	721,801	0.4	7.75	75.0	630
750,001 - 782,063	1	782,063	0.4	7.63	80.0	683
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
22.67 - 50.00	7	939,032	0.5	7.61	41.8	563
50.01 - 55.00	1	166,949	0.1	8.63	52.2	605
55.01 - 60.00	4	717,416	0.4	7.43	57.3	601
60.01 - 65.00	7	1,245,627	0.7	7.84	63.4	576
65.01 - 70.00	19	3,943,663	2.1	7.81	69.4	620
70.01 - 75.00	383	87,388,234	47.3	7.29	74.9	655
75.01 - 80.00	358	72,945,870	39.5	7.72	79.9	642
80.01 - 85.00	28	5,047,425	2.7	8.53	84.4	600
85.01 - 90.00	35	6,087,537	3.3	8.57	89.8	627
90.01 - 95.00	20	3,265,992	1.8	8.32	94.6	632
95.01 - 100.00	31	3,078,127	1.7	9.44	99.7	618
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	143	29,281,721	15.8	7.99	78.5	645
0.50	4	486,773	0.3	7.89	81.5	624
1.00	33	7,783,413	4.2	7.85	75.6	651
2.00	39	10,174,896	5.5	7.58	76.2	651
3.00	674	137,099,070	74.2	7.52	78.1	644
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	682	131,844,036	71.3	7.51	78.2	634
Reduced	93	23,703,096	12.8	7.89	78.3	655
Stated Income / Stated Assets	118	29,278,741	15.8	7.83	76.5	685
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	872	181,418,514	98.2	7.60	77.9	645
Second Home	2	303,062	0.2	7.36	73.6	612
Investor	19	3,104,295	1.7	8.14	79.9	649
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	229	75,722,847	41.0	7.36	76.0	658
Colorado	81	12,343,409	6.7	7.44	79.2	631
Washington	61	12,139,109	6.6	7.69	78.1	636
Florida	57	11,520,600	6.2	7.85	78.5	638
Nevada	41	9,198,950	5.0	7.39	76.8	651
Oregon	47	8,482,859	4.6	7.53	77.1	649
Ohio	66	8,038,089	4.3	8.28	85.9	626
Michigan	43	5,331,201	2.9	8.35	83.5	632
Georgia	38	5,217,370	2.8	7.73	78.7	632
Arizona	21	4,123,748	2.2	7.75	76.7	634
Massachusetts	9	2,864,760	1.5	7.92	80.0	659
Tennessee	24	2,804,932	1.5	7.56	75.5	612
New Jersey	9	2,585,507	1.4	8.43	81.4	617
Virginia	8	2,426,924	1.3	7.88	80.4	627
North Carolina	21	2,400,134	1.3	7.99	77.6	626
Other	138	19,625,435	10.6	7.87	79.5	633
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	613	127,673,704	69.1	7.52	77.6	654
Refinance - Rate Term	34	5,235,094	2.8	7.98	79.3	616
Refinance - Cashout	246	51,917,074	28.1	7.78	78.5	626
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 3/27 - Balloon 45/30	668	148,528,587	80.4	7.55	77.4	650
Arm 5/25 - Balloon 45/30	11	2,290,798	1.2	7.39	76.1	685
Fixed Balloon 45/30	214	34,006,487	18.4	7.88	80.3	620
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	714	146,215,366	79.1	7.62	77.9	643
PUD	88	20,340,893	11.0	7.45	77.5	642
Condo	66	11,155,482	6.0	7.65	78.5	655
2 Family	17	4,946,439	2.7	7.79	78.0	665
3-4 Family	8	2,167,692	1.2	8.07	83.1	698
Total:	893	184,825,872	100.0	7.61	77.9	645

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
4.99 - 5.00	6	1,759,352	1.2	5.99	76.1	701
5.01 - 5.50	34	8,878,076	5.9	6.41	74.8	688
5.51 - 6.00	112	27,076,626	18.0	6.85	75.4	652
6.01 - 6.50	191	41,780,933	27.7	7.28	77.1	654
6.51 - 7.00	165	36,577,906	24.3	7.82	77.7	655
7.01 - 7.50	92	19,870,117	13.2	8.22	78.7	630
7.51 - 8.00	52	10,268,666	6.8	8.79	80.1	624
8.01 - 8.50	23	3,575,768	2.4	9.25	84.7	605
8.51 - 9.00	2	895,062	0.6	7.62	76.3	665
9.01 - 9.75	2	136,879	0.1	10.62	100.0	589
Total:	679	150,819,385	100.0	7.55	77.4	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
28 - 30	5	526,133	0.3	7.38	75.2	620
31 - 33	527	118,474,316	78.6	7.48	77.3	649
34 - 36	136	29,528,138	19.6	7.85	77.8	655
37 >=	11	2,290,798	1.5	7.39	76.1	685
Total:	679	150,819,385	100.0	7.55	77.4	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.99 - 12.00	6	1,759,352	1.2	5.99	76.1	701
12.01 - 12.50	35	9,299,314	6.2	6.41	74.8	685
12.51 - 13.00	126	31,481,309	20.9	6.87	75.4	653
13.01 - 13.50	181	38,683,595	25.6	7.32	77.4	658
13.51 - 14.00	165	37,055,876	24.6	7.82	77.5	648
14.01 - 14.50	90	18,440,007	12.2	8.30	79.0	632
14.51 - 15.00	49	10,017,056	6.6	8.79	79.9	629
15.01 - 15.50	22	3,283,797	2.2	9.28	84.3	607
15.51 - 16.00	2	602,708	0.4	9.71	87.1	643
16.01 - 16.50	1	69,889	0.0	10.50	100.0	582
16.51 - 17.00	2	126,482	0.1	10.87	100.0	599
Total:	679	150,819,385	100.0	7.55	77.4	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.99 - 6.00	6	1,759,352	1.2	5.99	76.1	701
6.01 - 6.50	35	9,299,314	6.2	6.41	74.8	685
6.51 - 7.00	126	31,481,309	20.9	6.87	75.4	653
7.01 - 7.50	181	38,683,595	25.6	7.32	77.4	658
7.51 - 8.00	165	37,055,876	24.6	7.82	77.5	648
8.01 - 8.50	90	18,440,007	12.2	8.30	79.0	632
8.51 - 9.00	49	10,017,056	6.6	8.79	79.9	629
9.01 - 9.50	22	3,283,797	2.2	9.28	84.3	607
9.51 - 10.00	2	602,708	0.4	9.71	87.1	643
10.01 - 10.50	1	69,889	0.0	10.50	100.0	582
10.51 - 11.00	2	126,482	0.1	10.87	100.0	599
Total:	679	150,819,385	100.0	7.55	77.4	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
3.00	679	150,819,385	100.0	7.55	77.4	650
Total:	679	150,819,385	100.0	7.55	77.4	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	679	150,819,385	100.0	7.55	77.4	650
Total:	679	150,819,385	100.0	7.55	77.4	650

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	893	184,825,872	100.0	7.61	77.9	645
Total:	893	184,825,872	100.0	7.61	77.9	645